Exhibit 10.8

Description of Senior Management Bonus Program
(as amended on December 20, 2011)

The following is a description of the senior management bonus program, as adopted by the compensation committee (the “Committee”) of the board of directors of Houston Wire & Cable Company (the “Company”) on December 20, 2011. The bonus program provides for the payment of discretionary annual cash bonuses to employees who are considered management level. The bonus program is administered by the Committee, which has full authority to select participants, set bonus amounts and fix performance targets. The Company’s board of directors receives a report from the Committee of all awards granted and targets established.

For each participant, the potential bonus award is based on the employee’s salary for the year with respect to which the bonus is payable (the “Bonus Year”). In order for any bonus to be paid, the Company must achieve the operating income threshold (the “Threshold”) set by the Committee for the Bonus Year. If the Threshold is met, then the participant may receive a “basic” bonus equal to a percentage (ranging from 0% to 50%) of his or her salary, depending on the Company’s performance with respect to targets established for three incentive factors: operating income, revenue and inventory turns. 70% of the bonus is based on meeting the established targets for operating income, 20% of the bonus is based on meeting the established targets for revenues, and 10% of the bonus is based on meeting the established targets for inventory turns. The full basic bonus of 50% of salary will be available if the Company achieves the maximum target for each of the three incentive factors. The bonus available for each incentive factor will be calculated on a standalone basis (provided the Threshold is met) and will be calculated on a pro rata, straight line basis between the 0 and 50% level, provided the specific target for such incentive factor has been met.

The program also provides that a bonus of an additional 5% of salary may be awarded if the Company achieves certain sales thresholds with respect to certain proprietary products, provided established gross margins are maintained, and that a bonus of an additional 10% of salary may be awarded in the event the Company makes one or more acquisitions during the Bonus Year and the acquired businesses meet established financial goals. The maximum bonus paid (the basic bonus plus the additional bonuses) may not exceed 65% of the participant’s base salary. All bonuses are payable the year following the Bonus Year, after receipt of (and subject to) the audit of the financial statements for the Bonus Year.

No award will be paid for any full or partial year to a participant whose employment with the Company terminates prior to the time the bonus is paid. In all cases the payment is in the discretion of the Committee, and the Committee retains the right to terminate a participant’s participation in the bonus program at any time, in which case no bonus may be paid.

The Chief Executive Officer’s bonus, as described in his employment contract, is based on performance targets established by the Committee and board of directors each year.